MOOG INC.
SHORT TERM INCENTIVE PLAN
Effective October 4, 2015

Purpose
The purpose of this Moog Inc. Management Short Term Incentive Plan (the “Plan”) is to attract, motivate and retain highly qualified executives serving on the management team of Moog Inc. (the “Company”), and to reward them according to the success of the Company by paying them annual cash bonuses (“Bonuses”) contingent on Company performance.

General
This Plan supersedes all prior short-term incentive plans. The senior management team of the Company has full discretion to interpret, amend or modify the Plan at its sole discretion, with the exception of the application of the Plan to executive officers of the Company, which rests with the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company. Notwithstanding the formula described below for determining the amount of Bonus awards, the determination to make an award under the Plan and, if made, its allocation, are discretionary. Further, any payments to executive officers under the Plan are subject to approval by the Committee.

Plan Year
“Plan Year” refers to the fiscal year of the Company.

Eligibility
A Company employee is eligible to participate in the Plan and receive a Bonus for a Plan Year if the employee:

•	is employed in an “eligible position,” that is, as a Company officer or in a management level position determined to be in one of the designated E1-E4 Management Tiers;

•	is employed in an eligible position at the start of the Plan Year, or is hired or promoted into an eligible position during the Plan Year; and

•	except as described below, is employed in an eligible position as a full-time employee on the date payment of the Bonus for a Plan Year is to be made.

Partial Service
The following rules will apply to employees who are employed in an eligible position for only a portion of the Plan Year. In foreign jurisdictions (i.e. outside of the United States of America) modification may be necessary to comply with local laws:

•
New Hires/Promotions. An employee who is hired into or promoted into an eligible position during the Plan Year will be eligible to receive a prorated amount of any Bonus earned, based on the number of full months of employment in an eligible position during the Plan Year.

•
Retirement. An eligible employee who retires during the Plan Year will be eligible to receive a prorated amount of any Bonus earned, based on the number of full months of employment in an eligible position during the Plan Year, without regard to the requirement that the employee be employed on the payment date. Where retirement occurs before the end of a fiscal year, the employee will receive a prorated bonus based on the number of completed months worked during that year. An employee will be considered a “Retiree” if when at the date on which employment terminates they are at least age 55 and have completed at least 15 years of service or are aged 65 or over.

•
Disability. An eligible employee who receives long-term disability (“LTD”) payments during a Plan Year under a Company LTD Plan or policy will receive a prorated amount of any Bonus earned during the year. Any Bonus payment earned will be reduced, based on the number of full months the employee is absent on LTD leave during the Plan Year. LTD leave generally begins after six months of short term disability leave. An eligible employee will receive employment credit under the Plan while on short term disability leave.

•
Leave of Absence. An eligible employee on a Company-approved leave of absence (other than disability leave) that exceeds 90 days will be considered eligible only for the first 90 days of the leave for purposes of calculating Bonus payments.

Separate Agreement
An eligible employee’s right to a Bonus under this Plan may be superseded by the terms of a separate agreement between the Company and the employee that precludes payment of a Bonus for a Plan Year under certain circumstances or upon the occurrence of certain events.

Bonus Determinations
Bonuses will be based on both (a) the Company’s year over year percentage improvement in diluted earnings per share (“EPS”), and (b) free cash flow conversion (“FCF”). Subject to a maximum payment cap, the Bonus amount payable to any eligible employee is determined by multiplying the eligible employee’s base salary by the sum of the following: (i) the product of the percentage growth in the Company’s EPS for the Plan Year and a multiplier based on the employee’s position, plus (ii) the product of actual FCF performance for the Plan Year and a multiplier based on the employee’s position, as expressed in the following formula:

Base Salary x [(% Increase in EPS x EPS Growth Multiplier) + (Actual % FCF performance x FCF Multiplier)] = Bonus

The multipliers used in the formula are shown below:

Management Tiers	EPS Growth Multiplier	FCF Multiplier	Maximum Payment Cap (% Base Salary)
E4	2.25	0.075	60%
E3	1.00	0.033	35%
E2	0.75	0.025	30%
E1	0.50	0.017	25%
The EPS element is a straight multiple of growth, while the FCF element increases or decreases in line with FCF performance above or below 100%. Any change to this FCF percentage will be established by the Company each year within 90 days of the beginning of the Plan Year. All Management Tiers will have a maximum payment cap based on a percentage of base salary.
Base salary means the annualized base rate of pay as of September 30 of the Plan Year, prior to any annual salary increase for the following fiscal year. Subject to adjustment based on local law, base salary does not included bonuses, family allowances, meal allowances, vacation pay premiums, company car allowances and other perquisites of employment.

The Bonus formula, including multipliers, payment caps and performance goals, may be adjusted [within 90 days of the beginning of any Plan Year] at the discretion of the Committee.

Time and Form of Payment
Any Bonuses payable with respect to a Plan Year will be paid in a lump sum cash payment following the end of the Plan Year. Payments will typically be made in December, but in any event will be made no later than March 15 following the end of the Plan Year.

Miscellaneous
Plan terms for employees in foreign jurisdictions are subject to modification as necessary to comply with local laws.

Bonuses payable under the Plan are subject to any required federal, state, local, foreign and other applicable taxes and withholdings.

The Plan will be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of laws.

Nothing in the Plan confers upon any employee or other person any rights with respect to the continuation of employment by the Company or interferes in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the employee from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of the employee’s employment.

The Company reserves the right to amend any provision or terminate the Plan at any time and for any reason, with or without notice.

The Plan and all Bonuses awarded under the Plan are subject to all applicable policies of the Company, including any recoupment or clawback policy, as may exist from time to time.

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